Exhibit No. 21.1

 SUBSIDIARY OF REGISTRANT

As of June 30, 2015

1.	PHI Capital Holdings, Inc. (formerly Providential Capital, Inc.)

Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services.

2.	Cornerstone Biomass Corporation

Percentage of ownership: 51%
Business activity: Biomass renewable energy.